                                                                      APPENDIX B

                               DISTRIBUTION AGREEMENT

                                  DATED AS OF

                                 MARCH 17, 1999

                                    BETWEEN

                             JEFFERIES GROUP, INC.

                                      AND

                           JEF HOLDING COMPANY, INC.

                               TABLE OF CONTENTS

                                                                                                                PAGE
                                                                                                                -----
ARTICLE I--DEFINITIONS.....................................................................................           2
    Section 1.01. Definitions..............................................................................           2

ARTICLE II--THE DISTRIBUTION...............................................................................           7
    Section 2.01. Cooperation Prior to the Distribution....................................................           7
    Section 2.02. JEFG Board Action; Conditions Precedent to the Distribution..............................           8
    Section 2.03. The Distribution.........................................................................           9

ARTICLE III--CONVEYANCE OF ASSETS, OBLIGATIONS AND RIGHTS; ASSUMPTION OF LIABILITIES; CONDUCT OF HOLDING
  PENDING DISTRIBUTION.....................................................................................           9
    Section 3.01. Conveyance of Assets, Obligations and Rights; Assumption and Release of Liabilities......           9
    Section 3.02. Conduct of Holding and JEFG Pending Distribution.........................................          11
    Section 3.03. Further Assurances and Consents..........................................................          11

ARTICLE IV--INDEMNIFICATION................................................................................          12
    Section 4.01. Holding Indemnification of the ITGI Group................................................          12
    Section 4.02. ITGI Indemnification of the Holding Group................................................          12
    Section 4.03. Insurance and Third Party Obligations....................................................          12

ARTICLE V--HOLDING REPRESENTATIONS.........................................................................          12
    Section 5.01. Holding Representations..................................................................          12

ARTICLE VI--INDEMNIFICATION PROCEDURES; CONTRIBUTION.......................................................          14
    Section 6.01. Notice and Payment of Claims.............................................................          14
    Section 6.02. Notice and Defense of Third-Party Claims.................................................          14
    Section 6.03. Contribution.............................................................................          15

ARTICLE VII--EMPLOYEE MATTERS..............................................................................          16
    Section 7.01. Benefits Agreement.......................................................................          16

ARTICLE VIII--TAX MATTERS..................................................................................          16

ARTICLE IX--ACCOUNTING MATTERS.............................................................................          16
    Section 9.01. Accounting Treatment of Assets Transferred...............................................          16

ARTICLE X--INFORMATION.....................................................................................          16
    Section 10.01. Provision of Corporate Records..........................................................          17
    Section 10.02. Access to Information...................................................................          17
    Section 10.03. Litigation Cooperation..................................................................          17
    Section 10.04. Reimbursement...........................................................................          17
    Section 10.05. Retention of Records....................................................................          17
    Section 10.06. Confidentiality.........................................................................          17

ARTICLE XI--INTEREST ON PAYMENTS...........................................................................          18

                                                                                                                PAGE
                                                                                                                -----
ARTICLE XII--MISCELLANEOUS.................................................................................          18
    Section 12.01. Expenses................................................................................          18
    Section 12.02. Notices.................................................................................          19
    Section 12.03. Amendment and Waiver....................................................................          20
    Section 12.04. Entire Agreement........................................................................          20
    Section 12.05. Parties in Interest.....................................................................          20
    Section 12.06. Disputes................................................................................          20
    Section 12.07. Survival................................................................................          21
    Section 12.08. Severability............................................................................          21
    Section 12.09. Governing Law...........................................................................          21
    Section 12.10. Counterparts............................................................................          21

Schedule A   --         Holding Provided Information Concerning the Merger
Schedule B   --         ITGI Provided Information Concerning the Merger

                             DISTRIBUTION AGREEMENT

    This Distribution Agreement ("AGREEMENT"), dated as of March 17, 1999, is hereby entered into by and between Jefferies Group, Inc., a Delaware corporation ("JEFG"), and JEF Holding Company, Inc., a Delaware corporation and wholly-owned subsidiary of JEFG as of the date of this Agreement ("HOLDING").

                                    RECITALS

    WHEREAS, the Board of Directors of JEFG has approved the business transactions pursuant to which all the assets, businesses and Liabilities (as defined below) of Investment Technology Group, Inc., a Delaware corporation and approximately 80.5% owned subsidiary of JEFG ("ITGI"), and ITGI's subsidiaries will be separated from all other assets, businesses and Liabilities of JEFG, on the terms and subject to the conditions set forth herein and in the Ancillary Agreements (as defined below);

    WHEREAS, concurrently herewith, JEFG and ITGI are entering into an Agreement and Plan of Merger (the "MERGER AGREEMENT"), pursuant to which (x) ITGI will merge (the "MERGER") with and into JEFG and (y) all outstanding shares of common stock, par value $0.01 per share, of ITGI (the "ITGI COMMON STOCK") will be canceled or converted into the right to receive shares of common stock, par value $0.01 per share, of JEFG (the "JEFG COMMON STOCK") in the manner set forth in the Merger Agreement;

    WHEREAS, prior to the Distribution (defined below) and Merger (x) JEFG will transfer to Holding (or to JEFCO, defined herein, prior to the time JEFCO becomes a subsidiary of Holding in connection with the Contribution, defined below), and Holding and JEFCO will accept from JEFG, all of the Assets of JEFG other than JEFG's ownership interest in capital stock of ITGI (the "CONTRIBUTION"), and JEFG will assign to Holding (or to JEFCO, as appropriate), and Holding and JEFCO will assume from JEFG, all of the Holding Liabilities (as defined herein) (individually, the "ASSUMPTION" and together with the Contribution, collectively, the "TRANSFERS"), and (y) following the Transfers and the satisfaction of all conditions set forth in Section 2.02 of this Agreement, all of the common stock of Holding, par value $0.0001 per share ("HOLDING COMMON STOCK"), will be distributed (the "DISTRIBUTION") to JEFG's stockholders at the rate of one share of Holding Common Stock for each share of JEFG Common Stock outstanding as of April 20, 1999, or such other date as is designated by JEFG's Board of Directors as the record date for determining the stockholders of JEFG entitled to receive the Distribution (the "RECORD DATE");

    WHEREAS, (i) pursuant to the Merger, the name of Jefferies Group, Inc. (as the surviving corporate entity in the Merger) will be changed to Investment Technology Group, Inc. and (ii) following the consummation of the Distribution and the Merger, the name of JEF Holding Company, Inc. will be changed to Jefferies Group, Inc.;

    WHEREAS, it is intended that the Distribution not be taxable to JEFG or its stockholders pursuant to Section 355 of the Internal Revenue Code of 1986, as amended (the "CODE");

    WHEREAS, as of March 16, 1999, the Board of Directors of ITGI declared, subject to the approval and adoption of the Merger Agreement by the stockholders of JEFG and ITGI and the satisfaction or waiver of all other conditions to the Pre-Closing (as defined in the Merger Agreement) as set forth in the Merger Agreement, a cash dividend in an amount equal to $4.00 per share to all holders of ITGI Common Stock, including JEFG (the "SPECIAL ITGI CASH DIVIDEND");

    NOW, THEREFORE, in consideration of the foregoing premises and the mutual agreements and covenants contained in this Agreement, the parties hereby agree as follows:

                                   ARTICLE I

                                  DEFINITIONS

    Section 1.01. DEFINITIONS. As used herein, the following terms have the following meaning:

    "Action" means any claim, suit, arbitration, inquiry, proceeding or investigation by or before any court, governmental or other regulatory or administrative agency or commission or any other tribunal.

    "Analytical" means Jefferies Analytical Trading Group, Inc., a Delaware corporation.

    "Ancillary Agreements" means the Benefits Agreement and the Tax Agreement and all of the written agreements, instruments, understandings, assignments and other arrangements entered into in connection with the transactions contemplated hereby excluding, however, the Merger Agreement and all instruments and documents related thereto.

    "Assets" means all properties, rights, contracts, leases and claims, of every kind and description, wherever located, whether tangible or intangible, and whether real, personal or mixed.

    "Assumption" is defined in the recitals to this Agreement.

    "Benefits Agreement" means the Benefits Agreement entered into in connection with the Distribution between JEFG and Holding, as amended from time to time.

    "Code" is defined in the recitals to this Agreement.

    "Commission" means the Securities and Exchange Commission.

    "Contribution" is defined in the recitals to this Agreement.

    "Distribution" is defined in the recitals to this Agreement.

    "Distribution Agent" means EquiServe, in its capacity as agent for JEFG in connection with the Distribution.

    "Distribution Date" means April 27, 1999 or such other business day as of which the Distribution shall be effective, as determined by the Board of Directors of JEFG; provided, however, that the Distribution Date shall occur (in time) prior to the Effective Time.

    "Effective Time" means the date and time at which the Merger is consummated.

    "Exchange Act" means the Securities Exchange Act of 1934, as amended.

    "Form S-4" means the registration statement on Form S-4 filed by JEFG pursuant to the Securities Act with respect to the JEFG Common Stock issuable in the Merger pursuant to the Merger Agreement, as such registration statement may be amended from time to time.

    "Form 10" means the registration statement on Form 10 filed by Holding with the Commission to effect the registration of the class of Holding Common Stock pursuant to the Exchange Act, as such registration statement may be amended from time to time.

    "Group" means the ITGI Group or the Holding Group, as applicable.

    "Holding" is defined in the preamble to this Agreement.

    "Holding Assets" means all Assets of JEFG (a) including without limitation
(1) all of the capital stock, and options, warrants or other rights to purchase capital stock, of Analytical, Investment, Japan, JEFCO, JIL, Licensing, Pacific, and Switzerland, and all of the preferred stock and options, warrants or other rights to purchase capital stock (including all of the common stock) of W&D, (2) all cash, receivables, marketable securities and real and personal property of JEFG, (3) all Assets that are (i) owned of record by or held in the name of a member of the Holding Group, (ii) used exclusively by one or more members of the Holding Group prior to, on or following the Effective Time and
(4) the names "Jefferies," "Jefferies Group" and "Jefferies Group, Inc." and all variations thereof and all trademarks, trade names, copyrights or other intellectual property right related thereto, but (b) excluding the capital stock of ITGI.

    "Holding Business" means the businesses conducted by JEFG prior to or at the Effective Time or by any member of the Holding Group prior to, on and following the Effective Time, excluding in each such case the ITGI Business.

    "Holding By-laws" means the By-laws of Holding in the form filed as an exhibit to the Form 10, as last amended, under the Exchange Act.

    "Holding Certificate" means the certificate of incorporation of Holding in the form filed as an exhibit to the Form 10, as last amended, under the Exchange Act.

    "Holding Common Stock" is defined in the recitals to this Agreement.

    "Holding Group" shall mean Holding, Analytical, Investment, Japan, JEFCO, JIL, Licensing, Pacific, Switzerland and W&D and their successors and permitted assigns.

    "Holding Liabilities" means (i) all Liabilities of Holding under this Agreement, any Intercompany Agreement or any Ancillary Agreement, (ii) except as otherwise expressly provided in this Agreement, any Intercompany Agreement or any Ancillary Agreement, all Liabilities, other than ITGI Group Liabilities, (x) of JEFG, to the extent those Liabilities arise out of or relate to any event, occurrence, act, omission or state of affairs that occurred or existed prior to the Effective Time, (y) of any member of the Holding Group or the Holding Business, whether arising before, on or after the Effective Time or (z) arising out of the ownership or use of the Holding Assets, whether arising before, on or after the Effective Time, (iii) all Liabilities arising under or in connection with the Form 10 unless and except to the extent that such claims are based upon the ITGI Provided Information, (iv) subject to the provisions of Section 12.01 of this Agreement, all Liabilities comprising the JEFG Debt Obligation, (v) all Liabilities arising with respect to claims based upon the Holding Provided Information included or incorporated by reference into the Form S-4 and (vi) Liabilities of JEFG under options or other rights to purchase or acquire any JEFG Common Stock, to the extent such options or rights, prior to the Effective Time, are not exercised for JEFG Common Stock, canceled or exchanged for options to purchase shares of Holding Common Stock.

    "Holding Provided Information" means information included or incorporated by reference into the Form S-4, Form 10, or Joint Proxy/Information Statement that relates exclusively to JEFG (excluding ITGI and its subsidiaries) prior to the Effective Time, the consolidated financial statements and financial and statistical data of JEFG (excluding the financial statements and statistical and financial data of ITGI and its subsidiaries), any member of the Holding Group, the Holding Business, the Ancillary Agreements, the Transfers, the Distribution or the Holding provided information concerning the Merger as set forth in Schedule A attached hereto and made a part hereof.

    "Intercompany Agreements" means an amended and restated tax sharing agreement, dated March 17, 1999, between JEFG, Holding and ITGI.

    "Investment" means JEF Investment Company, a Delaware corporation.

    "ITGI" means Investment Technology Group, Inc., a Delaware corporation, before and/or after the Merger, as the context requires as set forth herein.

    "ITGI Business" means the businesses conducted exclusively by ITGI and its subsidiaries prior to, on and following the Effective Time.

    "ITGI Common Stock" is defined in the recitals to this Agreement.

    "ITGI Group" means ITGI and its subsidiaries prior to, on and following the Effective Time.

    "ITGI Group Liabilities" means (i) all Liabilities of ITGI (in its own right or as the successor to JEFG following the Merger) under Sections 4.02 and 12.01 of this Agreement, or under any Intercompany Agreement or any Ancillary Agreement, (ii) except as otherwise expressly provided in this Agreement, any Intercompany Agreement or any Ancillary Agreement, all Liabilities (other than Holding Liabilities) of ITGI, any member of the ITGI Group or the ITGI Business or Liabilities arising out of the ownership or use of the Assets of the ITGI Group, in each case whether arising before, on or after the Effective Time,
(iii) all Liabilities with respect to claims based upon the ITGI Provided Information included and incorporated by reference into the Form 10 and Joint Proxy/ Information Statement, and (iv) all Liabilities arising with respect to claims based upon ITGI Provided Information included or incorporated by reference into the Form S-4.

    "ITGI Provided Information" means information included or incorporated by reference into the Form S-4, Form 10 or Joint Proxy/Information Statement that relates exclusively to ITGI, any member of the ITGI Group, the ITGI Business, JEFG after the Effective Time, the consolidated historical financial statements of ITGI, the pro forma consolidated financial statements of ITGI (as the successor to JEFG following the Merger), the financial and statistical data of ITGI, the Special ITGI Cash Dividend or the ITGI provided information concerning the Merger as set forth in Schedule B attached hereto and made a part hereof.

    "Japan" means Jefferies (Japan) Limited, a company formed under the laws of England.

    "JEFCO" shall mean Jefferies & Company, Inc., a Delaware corporation.

    "JEFG" is defined in the preamble to this Agreement.

    "JEFG Common Stock" is defined in the recitals to this Agreement.

    "JEFG Contribution" means an amount of money to be contributed by JEFG to the capital of JEFCO prior to the Distribution Date equal to at least $60 million.

    "JEFG Debt Obligation" means the Liabilities of JEFG in respect of its 8 7/8% Senior Notes due 2004 and 7 1/2% Senior Notes due 2007, including, without limitation, the related indentures (including all supplemental indentures thereto), consent solicitations and offering materials.

    "JIL" means Jefferies International Limited, a company formed under the laws of England.

    "Joint Proxy/Information Statement" means the joint proxy/information statement, as amended from time to time, filed by JEFG and Holding with the SEC under the Exchange Act to be sent to each holder of JEFG Common Stock in connection with the Distribution and the Merger.

    "Liabilities" means any and all claims, debts, commitments, liabilities and obligations, absolute or contingent, matured or not matured, liquidated or unliquidated, accrued or unaccrued, known or unknown, whenever arising, including all costs and expenses relating thereto, and including, without limitation, those debts, commitments, liabilities and obligations arising under this Agreement, any law, rule, regulation, action, order or consent decree of any governmental entity or any award of any arbitrator of any kind, and those arising under any contract, commitment or undertaking.

    "Licensing" means Jefferies Licensing Corporation, a Delaware corporation.

    "Merger" is defined in the recitals to this Agreement.

    "Merger Agreement" is defined in the recitals to this Agreement.

    "Pacific" means Jefferies Pacific Limited, a company formed under the laws of Hong Kong.

    "Record Date" is defined in the recitals to this Agreement.

    "SEC" means the Securities and Exchange Commission.

    "Securities Act" means the Securities Act of 1933, as amended.

    "Special ITGI Cash Dividend" is defined in the recitals to this Agreement.

    "Switzerland" means Jefferies (Switzerland) Ltd., a company formed under the laws of Switzerland.

    "Tax" shall have the meaning given to such term in the Tax Agreement.

    "Tax Agreement" means the Tax Sharing and Indemnification Agreement entered into in connection with the Distribution among JEFG, Holding and ITGI, as amended from time to time.

    "Transfers" is defined in the recitals to this Agreement.

    "Transactions" shall mean the Transfers, the Distribution and the Merger.

    "W&D" means W&D Securities, Inc., a Delaware corporation.

                                   ARTICLE II

                                THE DISTRIBUTION

    Section 2.01. COOPERATION PRIOR TO THE DISTRIBUTION.

    (a) JEFG and Holding shall prepare, and JEFG shall mail on or prior to the Distribution Date to the holders of JEFG Common Stock, the Joint Proxy/Information Statement, which shall set forth appropriate disclosure concerning Holding, the Distribution, the Merger and certain other matters required by the Exchange Act. JEFG and Holding shall also prepare, and Holding shall file with the Commission, the Form 10, which shall incorporate by reference portions of the Joint Proxy/Information Statement. JEFG and Holding shall use all reasonable efforts to cause the Form 10 to be declared, or become, effective under the Exchange Act as soon as reasonably practicable and on or before the Distribution Date.

    (b) JEFG and Holding shall cooperate in preparing, filing with the Commission under the Securities Act and causing to become effective any registration statements or amendments thereto that are appropriate to reflect the establishment of or amendments to any employee benefit plan contemplated by the Benefits Agreement.

    (c) JEFG and Holding shall, by means of a stock split or stock distribution, cause the number of outstanding shares of Holding Common Stock held by JEFG as of the Record Date to be equal to the number of shares of Holding Common Stock to be distributed in the Distribution.

    (d) JEFG and Holding shall take all such action as may be necessary or appropriate under the securities or blue sky laws of states or other political subdivisions of the United States in connection with the transactions contemplated by this Agreement or any Ancillary Agreement.

    (e) Holding shall prepare, file and pursue an application to succeed to the listing of JEFG and thereby effectuate the listing of the Holding Common Stock on the New York Stock Exchange, and such related matters and other matters as shall be required by the New York Stock Exchange.

    (f) On or prior to the Distribution Date, JEFG and Holding shall cooperate in carrying out the transactions and events described in Article III hereof.

    Section 2.02. JEFG BOARD ACTION; CONDITIONS PRECEDENT TO THE DISTRIBUTION. JEFG's Board of Directors shall, in its discretion, establish the Record Date and the Distribution Date and any appropriate procedures in connection with the Distribution. In no event shall the Distribution occur unless the following conditions shall have been satisfied:

    (a) any necessary regulatory approvals shall have been received;

    (b) the Form 10 shall have been declared, or become, effective under the Exchange Act;

    (c) ITGI shall have declared and paid the Special ITGI Cash Dividend to the holders of ITGI Common Stock, including JEFG;

    (d) the JEFG Contribution and the Transfers shall have been completed;

    (e) JEFG and the trustees under the indentures governing the JEFG Debt Obligation shall have executed supplemental indentures in form and substance satisfactory to JEFG and such trustees and their respective counsel, pursuant to which Holding shall assume, and JEFG shall be released from obligations concerning the JEFG Debt Obligation, effective as of the date the Transfers are completed;

    (f) Holding's Board of Directors, as named in the Form 10, shall have been elected by JEFG, as sole stockholder of Holding, as directors of Holding effective as of the Distribution Date, and the Holding Certificate and Holding By-laws shall be in effect;

    (g) the Holding Common Stock shall have been approved for listing on the New York Stock Exchange, subject to official notice of issuance;

    (h) The tax ruling obtained from the Internal Revenue Service ("IRS") on March 11, 1999 concerning the treatment of the Transfers and the Distribution and related transactions under Sections 332, 351, 355 and 368(a)(1)(D) of the Code shall not have been, prior to the Effective Time, withdrawn by the IRS or modified by the IRS in any material adverse respect;

    (i) all conditions to the Pre-Closing (as defined in the Merger Agreement) of the Merger shall have been satisfied or waived by JEFG or ITGI, as appropriate, and the Pre-Closing shall have been consummated; and

    (j) JEFG shall be reasonably satisfied that, at all relevant times prior to the Effective Time, JEFG owns at least 80% of the outstanding ITGI Common Stock and that no capital stock of ITGI (other than ITGI Common Stock) shall have been issued or outstanding.

    Section 2.03. THE DISTRIBUTION. On or before the Distribution Date, subject to satisfaction or waiver of the conditions set forth in this Agreement, JEFG shall deliver to the Distribution Agent a certificate or certificates representing all of the then outstanding shares of Holding Common Stock held by JEFG, endorsed in blank, and shall instruct the Distribution Agent to distribute to each holder of record of JEFG Common Stock as of the close of business on the Record Date a certificate or certificates representing one share of Holding Common Stock for each share of JEFG Common Stock held of record as of the close of business on the Record Date. Holding agrees to provide all certificates for shares of Holding Common Stock that the Distribution Agent shall require in order to effect the Distribution.

                                  ARTICLE III

                 CONVEYANCE OF ASSETS, OBLIGATIONS AND RIGHTS;
                           ASSUMPTION OF LIABILITIES;
                    CONDUCT OF HOLDING PENDING DISTRIBUTION

    Section 3.01. CONVEYANCE OF ASSETS, OBLIGATIONS AND RIGHTS; ASSUMPTION AND RELEASE OF LIABILITIES.

    (a) Prior to the completion of the Transfers, JEFG shall make the JEFG Contribution.

    (b) Prior to the Distribution Date and effective with the Transfers (i) all Holding Assets are intended to be and shall become Assets of the Holding Group and (ii) all Holding Liabilities are intended to be and shall become exclusively the Liabilities of the Holding Group.

    (c) Prior to, or in connection with, the completion of the Transfers, JEFG shall transfer or cause to be transferred to Holding (or JEFCO, as appropriate), and JEFG shall disclaim (as appropriate) all right, title and interest of JEFG in and to any and all of the Holding Assets and the Holding Business. Effective as of the Transfers, all of JEFG's rights and obligations under the Intercompany Agreements shall be transferred and assigned, without limitation or alteration of the rights or responsibilities hereunder or thereunder, to Holding.

    (d) Before the Distribution Date, effective as of the date of the Transfers, Holding shall execute supplemental indentures in form and substance satisfactory to JEFG, the trustee under the Indentures governing the JEFG Debt Obligation and their respective counsel pursuant to which, among other things, Holding shall assume, and JEFG shall be released from, the JEFG Debt Obligation, all of which shall be effective prior to the Distribution Date.

    (e) Set forth on Schedule 3.01(e) hereto is each Holding Asset and each Holding Liability that requires a third-party consent to transfer such Holding Asset or Holding Liability from JEFG to Holding (or to JEFCO, as appropriate). If any such Holding Asset or Holding Liability may not be transferred by reason of the requirement to obtain the consent of any third party and such consent has not been obtained by the Distribution Date, then such Holding Asset or Holding Liability shall not be transferred until such consent has been obtained. In the event that any conveyance of an Asset constituting a Holding Asset or a Liability constituting a Holding Liability is not effected on or before the Distribution Date, the obligation to transfer such Asset or such Liability as the case may be, shall continue past the Distribution Date and shall be accomplished as soon thereafter as practicable. JEFG and its successors (including ITGI) will cooperate with Holding to provide, or cause the owner of such Holding Asset to use all reasonable efforts to provide, to the appropriate member of the Holding Group all the rights and benefits under such Holding Asset, or cause such owner to enforce such Holding Asset for the benefit of such member. Such parties shall otherwise cooperate and use all reasonable efforts to provide the economic and operational equivalent of an assignment or transfer of the Holding Asset or Holding Liability, as the case may be. Holding shall duly pay, perform or discharge, or cause the appropriate member of the Holding Group to duly pay, perform or discharge, from and after the date of the Transfers, each Holding Liability, including without limitation any Holding Liability referred to in the second sentence of this paragraph; provided, the foregoing provisions of this paragraph (e) do not affect Holding's obligation to assume all of the Holding Liabilities at the date of the Transfers and therefore duly pay, perform or discharge all of the Holding Liabilities from and after such time.

    (f) From and after the Distribution Date, each party shall promptly transfer or cause the members of its Group promptly to transfer to the other party or the appropriate member of the other party's Group, from time to time, any property held by any such party that pursuant to this Agreement is or is intended to be an Asset of the other party or a member of its Group. Without limiting the foregoing, funds received by a member of one Group upon the payment of accounts receivable that pursuant to this Agreement is or is intended to belong to a member of the other Group shall be transferred to the other Group by wire transfer not more than five business days after receipt of such payment.

    (g) Holding agrees that it will not, without the prior written consent of ITGI, take any action that attempts or purports to amend or modify any agreement, including any real property lease or sublease, to which JEFG is a party at or prior to the Transfers and from which (i) JEFG is not fully and unconditionally released at or prior to the Transfers and (ii) the Surviving Corporation (as the successor to JEFG pursuant to the Merger) is not fully and unconditionally released after the Merger.

    (h) Holding agrees to obtain and deliver to ITGI, for the benefit of ITGI one or more letters of credit in an aggregate undrawn face amount not less than the amount by which the aggregate unmitigated Residual Liabilities exceeds the Applicable Amount, consistent with the definitions and terms provided for under
Section 7(n) of the Merger Agreement. Such letters of credit shall be issued by one or more nationally recognized financial institutions reasonably satisfactory to ITGI, be in form and substance reasonably satisfactory to ITGI and expire not earlier than 135 days after the date on which the related unmitigated Residual Liabilities terminate.

    Section 3.02. CONDUCT OF HOLDING AND JEFG PENDING DISTRIBUTION.

    (a) Prior to the Distribution Date, neither Holding nor JEFG shall, without the prior consent in writing of the other, make any public announcement concerning the Distribution and each party shall use its respective best efforts not to take any action which may prejudice or delay the consummation of the Distribution.

    (b) Prior to the Distribution Date, the business of Holding shall be operated for the sole benefit of JEFG as its sole stockholder.

    Section 3.03. FURTHER ASSURANCES AND CONSENTS. In addition to the actions specifically provided for elsewhere in this Agreement, each of the parties hereto will use its commercially reasonable efforts to (i) execute and deliver such further instruments and documents and take such other actions as any other party may reasonably request in order to effectuate the purposes of this Agreement and to carry out the terms hereof and (ii) take, or cause to be taken, all actions, and to do, or cause to be done, all things, reasonably necessary, proper or advisable under applicable laws, regulations and agreements or otherwise to consummate and make effective the transactions contemplated by this Agreement, including, without limitation, using its reasonable efforts to obtain any consents and approvals and to make any filings and applications necessary or desirable in order to consummate the transactions contemplated by this Agreement.

                                   ARTICLE IV

                                INDEMNIFICATION

    Section 4.01. HOLDING INDEMNIFICATION OF THE ITGI GROUP. On and after the Distribution Date, Holding shall indemnify, defend and hold harmless each member of the ITGI Group, and each of their respective directors, officers, employees and agents (the "ITGI Indemnitees") from and against any and all claims, costs, damages, losses, liabilities and expenses (including, without limitation, reasonable expenses of investigation and reasonable attorney fees and expenses, but excluding consequential damages of the indemnified party, in connection with any and all Actions or threatened Actions) (collectively, "Indemnifiable Losses") incurred or suffered by any of the ITGI Indemnitees and arising out of, or due to or otherwise in connection with any of the Holding Liabilities or the failure of Holding or any member of the Holding Group to assume, pay, perform or otherwise discharge any of the Holding Liabilities.

    Section 4.02. ITGI INDEMNIFICATION OF THE HOLDING GROUP. On and after the Distribution Date, ITGI (as the successor to JEFG following the Merger) shall indemnify, defend and hold harmless each member of the Holding Group and each of their respective directors, officers, employees and agents (the "Holding Indemnitees") from and against any and all Indemnifiable Losses incurred or suffered by any of the Holding Indemnitees and arising out of, or due to or otherwise in connection with any of the ITGI Group Liabilities or the failure of ITGI or any member of the ITGI Group to pay, perform or otherwise discharge any of the ITGI Group Liabilities.

    Section 4.03. INSURANCE AND THIRD PARTY OBLIGATIONS. No insurer or any other third party shall be (a) entitled to a benefit it would not be entitled to receive in the absence of the foregoing indemnification provisions, (b) relieved of the responsibility to pay any claims to which it is obligated or (c) entitled to any subrogation rights with respect to any obligation hereunder.

                                   ARTICLE V

                            HOLDING REPRESENTATIONS

    Section 5.01. HOLDING REPRESENTATIONS. Holding represents and warrants to JEFG as follows:

    (a) Organization, Etc. Holding is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted. Holding is a newly formed corporation that, since formation and the initial capitalization effected thereby, has not acquired, assumed or become contractually obligated to acquire or assume any assets or liabilities, except as set forth on Schedule 5.01(a) hereof. Since formation, Holding has not conducted any activity other than the execution and delivery of this Agreement and the Ancillary Agreements and activities coincident with the Transfers and the Distribution and incidental hereunder and under the Ancillary Agreements, and other than that which is contemplated hereby.

    (b) Authority of Holding. Holding has full corporate power and authority to execute, deliver and perform its obligations under this Agreement and each of the Ancillary Agreements and to effectuate the Transfers and consummate the Distribution. The execution, delivery and performance of this Agreement and each of the Ancillary Agreements and the consummation of the Transfers and the Distribution has been duly and validly authorized by the Board of Directors of Holding, and no other corporate proceedings on the part of Holding are necessary to consummate or authorize any of the Ancillary Agreements or to effectuate the Transfers and consummate the Distribution. Each of this Agreement and the Ancillary Agreements has been duly and validly executed and delivered by Holding and constitutes valid and binding agreements of Holding, enforceable against Holding in accordance with their respective terms.

    (c) No Consent. No filing or registration with, or permit, authorization, consent or approval of, or notification or disclosure (collectively, "Governmental Consents") to, any United States (federal, state or local) or foreign government, or governmental, regulatory or administrative authority, agency or commission, court or other body or any arbitral tribunal (each, a "Governmental Authority") or any other third party (collectively, "Consents") is required in connection with the execution, delivery and performance by Holding of this Agreement or any of the Ancillary Agreements or the consummation by Holding of the Transfers and the Distribution, except (i) the filing of the Form 10 under the Exchange Act and the effectiveness thereof under the Exchange Act,
(ii) such consents, approvals, orders, permits, authorizations, registrations, declarations and filings as may be required under the Blue Sky laws of various states, (iii) the listing on the New York Stock Exchange of the Holding Common Stock in connection with the Distribution and (iv) as set forth in Schedule 5.01(c) hereof.

    (d) No Violation. Assuming that all Consents have been duly made or obtained as contemplated by Section 5.01(c), the execution, delivery and performance by Holding of this Agreement and the Ancillary Agreements and the consummation of the Transfers and the Distribution will not (i) violate any provision of the certificate of incorporation or bylaws of Holding, (ii) violate any statute, rule, regulation, order or decree of any Governmental Authority by which Holding or any of its assets may be bound or affected or (iii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation, acceleration, redemption or repurchase) under, any of the terms, conditions or provisions of
(x) any note, bond, mortgage, indenture or deed of trust relating to indebtedness for borrowed money or (y) any license, lease or other agreement, instrument or obligation to which Holding is a party or by which it or any of its assets may be bound or affected.

    (e) Capitalization of Holding. All issued and outstanding shares of capital stock of Holding are held by JEFG as of the date hereof and are duly authorized and validly issued, fully paid, nonassessable and free of preemptive rights and respect thereto. Other than this Agreement and the transactions contemplated thereby and the awards contemplated by the Benefits Agreement or the Joint Proxy/Information Statement, there are no options, warrants, calls, subscriptions, or other rights, agreements or commitments obligating Holding to issue, transfer or sell any shares of capital stock of Holding or any other securities convertible into or evidencing the right to subscribe for any such shares. Prior to the date hereof, there has not been any issuance of capital stock of Holding other than to JEFG.

                                   ARTICLE VI

                    INDEMNIFICATION PROCEDURES; CONTRIBUTION

    Section 6.01. NOTICE AND PAYMENT OF CLAIMS. If any ITGI or Holding Indemnitee (the "INDEMNIFIED PARTY") determines that it is or may be entitled to indemnification by a party (the "INDEMNIFYING PARTY") under Article IV (other than in connection with any Action or claim subject to Section 6.02), the Indemnified Party shall deliver to the Indemnifying Party a written notice specifying, to the extent reasonably practicable, the basis for its claim for indemnification and the amount for which the Indemnified Party reasonably believes it is entitled to be indemnified. After the Indemnifying Party shall have been notified of the amount for which the Indemnified Party seeks indemnification, the Indemnifying Party shall, within 90 days after receipt of such notice, pay the Indemnified Party such amount in cash or other immediately available funds (or reach agreement with the Indemnified Party as to a mutually agreeable alternative payment schedule) unless the Indemnifying Party objects to the claim for indemnification or the amount thereof. If the Indemnifying Party does not give the Indemnified Party written notice objecting to such claim and setting forth the grounds therefor within the same 90 day period, the Indemnifying Party shall be deemed to have acknowledged its liability for such claim and the Indemnified Party may exercise any and all of its rights under applicable law to collect such amount.

    Section 6.02. NOTICE AND DEFENSE OF THIRD-PARTY CLAIMS. Promptly following the earlier of (a) receipt of notice of the commencement by a third party of any Action against or otherwise involving any Indemnified Party or (b) receipt of information from a third party alleging the existence of a claim against an Indemnified Party, in either case, with respect to which indemnification may be sought pursuant to this Agreement (a "THIRD-PARTY CLAIM"), the Indemnified Party shall give the Indemnifying Party written notice thereof. The failure of the Indemnified Party to give notice as provided in this Section 6.02 shall not relieve the Indemnifying Party of its obligations under this Agreement, except to the extent that the Indemnifying Party is materially prejudiced by such failure to give notice. Within 90 days after receipt of such notice, the Indemnifying Party may by giving written notice thereof to the Indemnified Party, (a) acknowledge, as between the parties hereto, responsibility for, and at its option, elect to assume the defense of such Third-Party Claim at its sole cost and expense or (b) object to the claim of indemnification set forth in the notice delivered by the Indemnified Party pursuant to the first sentence of this
Section 6.02; PROVIDED that if the Indemnifying Party does not within the same 90 day period give the Indemnified Party written notice objecting to such claim and setting forth the grounds therefor or electing to assume the defense, the Indemnifying Party shall be deemed to have acknowledged, as between the parties hereto, its responsibility for such Third-Party Claim. Any contest of a Third Party Claim as to which the Indemnifying Party has elected to assume the defense shall be conducted by attorneys employed by the Indemnifying Party and reasonably satisfactory to the Indemnified Party; PROVIDED that the Indemnified Party shall have the right to participate in such proceedings and to be represented by attorneys of its own choosing at the Indemnified Party's sole cost and expense. Notwithstanding the foregoing, (i) the Indemnifying Party shall not be entitled to assume the defense of any Third-Party Claim (and shall be liable to the Indemnified Party for the reasonable fees and expenses incurred by the Indemnified Party in defending such Third-Party Claim) if there are one or more legal defenses available only to the Indemnified Party that conflict, in one or more significant substantive respects, with those available to the Indemnifying Party with respect to such Third-Party Claim and (ii) if at any time after assuming the defense of a Third-Party Claim an Indemnifying Party shall fail to prosecute or shall withdraw from the defense of such Third-Party Claim, the Indemnified Party shall be entitled to resume the defense thereof with counsel selected by such Indemnified Party and the Indemnifying Party shall be liable for the reasonable fees and expenses of counsel incurred by the Indemnified Party in such defense. The Indemnifying Party may settle, compromise or discharge a Third-Party Claim, provided, the Indemnifying Party shall have obtained the prior written consent of the Indemnified Party, which consent shall not be unreasonably withheld. If, after receipt of notice of a Third-Party Claim, the Indemnifying Party does not undertake to defend such Third-Party Claim within 90 days of such notice, the Indemnified Party may, but shall have no obligation to, contest any lawsuit or action with respect to such Third-Party Claim and the Indemnifying Party shall be bound by the results obtained with respect thereto by the Indemnified Party. Indemnification shall be made by periodic payments of the amount thereof during the course of the investigation or defense, as and when bills are received or Indemnifiable Loss is incurred. The parties agree to render to each other such assistance as may reasonably be requested in order to ensure the proper and adequate defense of any Third-Party Claim. The remedies provided in this Article VI shall be cumulative and shall not preclude assertion by any Indemnified Party of any other rights or the seeking of any and all other remedies against any Indemnifying Party.

    Section 6.03. CONTRIBUTION. To the extent that any indemnification provided for in Section 4.01 or 4.02 is unavailable to an Indemnified Party or is insufficient in respect of any of the Indemnifiable Losses of such Indemnified Party, then the Indemnifying Party, in lieu of, or in addition to, indemnifying such Indemnified Party hereunder, shall contribute to the amount paid or payable by such Indemnified Party as a result of such Indemnifiable Losses (i) in such proportion as is appropriate to reflect the relative benefits received by such Indemnifying Party on the one hand and the Indemnified Party on the other hand from the transaction or other matter which resulted in the Indemnifiable Losses or (ii) if the allocation provided by clause (i) above is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) but also the relative fault of the Indemnifying Party on the one hand and of the Indemnified Party on the other hand in connection with the action, inaction, statements or omissions that resulted from such Indemnifiable Losses as well as any other relevant equitable considerations.

                                  ARTICLE VII

                                EMPLOYEE MATTERS

    Section 7.01. BENEFITS AGREEMENT. All matters relating to or arising out of any employee benefit, compensation or welfare arrangement in respect of any present and former employee of the ITGI Group or the Holding Group shall be governed by the Benefits Agreement, except as may be expressly stated herein. In the event of any inconsistency between the Benefits Agreement and this Agreement, the Benefits Agreement shall govern.

                                  ARTICLE VIII

                                  TAX MATTERS

    All matters relating to Taxes shall be governed exclusively by the Tax Agreement, except as may be expressly stated herein. In the event of any inconsistency between the Tax Agreement and this Agreement, the Tax Agreement shall govern.

                                   ARTICLE IX

                               ACCOUNTING MATTERS

    Section 9.01. ACCOUNTING TREATMENT OF ASSETS TRANSFERRED. All transfers of Assets of JEFG to JEFCO or Holding pursuant to this Agreement shall constitute contributions by JEFG to the capital of JEFCO or Holding, as appropriate.

                                   ARTICLE X

                                  INFORMATION

    Section 10.01. PROVISION OF CORPORATE RECORDS. ITGI (as successor to JEFG pursuant to the Merger) and Holding shall arrange as soon as practicable following the Effective Time for the provision to the other of copies of any requested corporate documents (e.g. minute books, stock registers, stock certificates, documents of title, contracts, etc.) in its possession relating to the other or its business and affairs; provided, however, this Section 10.01 shall not create any obligation to retain documents beyond that which is required pursuant to such entity's records retention policies. JEFG and Holding agree that Holding shall retain control and custody of original copies of all corporate documents of JEFG relating to matters and events on or prior to the Effective Time.

    Section 10.02. ACCESS TO INFORMATION. From and after the Effective Time, ITGI (as successor to JEFG pursuant to the Merger) and Holding shall each afford the other and its accountants, counsel and other designated representatives reasonable access (including using reasonable efforts to give access to persons or firms possessing information) and duplicating rights during normal business hours to all records, books, contacts, instruments, computer data and other data and information in its possession relating to the business and affairs of the other, insofar as such access is reasonably required by the other including, without limitation, for audit, accounting and litigation purposes.

    Section 10.03. LITIGATION COOPERATION. ITGI (as successor to JEFG pursuant to the Merger) and Holding shall each use reasonable efforts to make available to the other, upon written request, its officers, directors, employees and agents as witnesses to the extent that such persons may reasonably be required in connection with any legal, administrative or other proceedings arising out of the business of the other prior to the Effective Time in which the requesting party may from time to time be involved.

    Section 10.04. REIMBURSEMENT. ITGI (as successor to JEFG pursuant to the Merger) and Holding, each providing copies of documents, information or witnesses under Sections 10.01, 10.02 or 10.03 to the other, shall be entitled to receive from the recipient, upon the presentation of invoices therefor, payment for all reasonable out-of-pocket costs and expenses as may be reasonably incurred in providing such information or witnesses.

    Section 10.05. RETENTION OF RECORDS. Except as otherwise required by law or agreed to in writing, each party shall, and shall cause the members of its Group to, retain all information relating to the other's business in accordance with the past practice of such party. Notwithstanding the foregoing, except as otherwise provided in the Tax Agreement, either party may destroy or otherwise dispose of any information at any time following the first anniversary of the Merger in accordance with the corporate record retention policy maintained by such party with respect to its own records.

    Section 10.06. CONFIDENTIALITY. Each party shall, and shall cause each member of its Group to, hold and cause its directors, officers, employees, agents, consultants and advisors to hold, in strict confidence all information concerning the other party (except to the extent that such information can be shown to have been (a) in the public domain through no fault of such party or
(b) later lawfully acquired after the Distribution on a non-confidential basis from other sources not subject to a confidentiality obligation by the party to which it was furnished), and neither party shall release or disclose such information to any other person, except its auditors, attorneys, financial advisors, bankers and other consultants and advisors who shall be advised of and agree in writing to comply with the provisions of this Section 10.06. In the event that a party (the "RECEIVING PERSON") is requested pursuant to, or required by, applicable law, regulation, rule or by legal process to disclose any information regarding the other party (the "DISCLOSING PERSON"), the Receiving Person agrees that it will provide the Disclosing Person with prompt notice of such request or requirement in order to enable the Disclosing Person to seek an appropriate protective order or other remedy, to consult with the Receiving Person with respect to the Disclosing Person taking steps to resist or narrow the scope of such request or requirement, or to waive compliance, in whole or in part, with the terms of this
Section 10.06. In any such event, the Receiving Person will disclose only that portion of any information regarding the Disclosing Party which the Receiving Person is advised by counsel is legally required and will use its reasonable best efforts to ensure that all such information that is so disclosed will be accorded confidential treatment.

                                   ARTICLE XI

                              INTEREST ON PAYMENTS

    Except as otherwise expressly provided in this Agreement, all payments by one party to the other under this Agreement, any Intercompany Agreement or any Ancillary Agreement shall be paid, by wire transfer of immediately available funds to an account in the United States designated by the recipient, within 30 days after receipt of an invoice or other written request for payment setting forth the specific amount due and a description of the basis therefor in reasonable detail. Any amount remaining unpaid beyond its due date, including disputed amounts that are ultimately determined to be payable, shall bear interest at a floating rate of interest equal to 2.5% over the higher of the Federal funds rate or the London Interbank Offered Rate.

                                  ARTICLE XII

                                 MISCELLANEOUS

    Section 12.01. EXPENSES. The obligations of JEFG and ITGI under Section 7(d) ("Expenses") of the Merger Agreement shall survive (i) any termination of the Merger Agreement and (ii) the Effective Time of the Merger, with (x) Holding succeeding to the obligations of, and being credited for any Expense payments made prior to the Effective Time by, JEFG thereunder and (y) ITGI (as the successor to JEFG following the Merger) succeeding to the obligations of, and being credited for any Expense payments made by, ITGI thereunder.

    Section 12.02. NOTICES. All notices and communications under this Agreement after the Distribution Date shall be in writing and any communication or delivery hereunder shall be deemed to have been duly given when received addressed as follows:

           If to JEFG or any of its successors, to:

           Investment Technology Group, Inc.
           380 Madison Avenue, 4th Floor
           New York, New York 10017
           Attention: Chief Financial Officer

           With a copy to:

           Cahill Gordon & Reindel
           80 Pine Street
           New York, New York 10005
           Attention: Immanuel Kohn, Esq.

           If to Holding, to:

           Jefferies Group, Inc.
           JEF Holding Company, Inc.
           11100 Santa Monica Boulevard, 11th Floor
           Los Angeles, California 90025
           Attention: Chief Financial Officer

           With a copy to:

           Morgan, Lewis & Bockius LLP
           1701 Market Street
           Philadelphia, PA 19103
           Attention: Brian J. Lynch, Esq.

Such notices shall be deemed received (i) as of the date of delivery by hand delivery, (ii) one business day after such notice is given to a national overnight delivery service or (iii) five business days after placed in the United States mail, provided such mail is sent by certified mail with return receipt requested. Either party may, by written notice so delivered to the other party, change the address to which delivery of any notice shall thereafter be made.

    Section 12.03. AMENDMENT AND WAIVER. This Agreement may not be altered or amended, nor may rights hereunder be waived, except by an instrument in writing executed by the party or parties to be charged with such amendment or waiver. No waiver of any terms, provision or condition of or failure to exercise or delay in exercising any rights or remedies under this Agreement, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such term, provision, condition, right or remedy or as a waiver of any other term, provision or condition of this Agreement.

    Section 12.04. ENTIRE AGREEMENT. This Agreement, together with the Merger Agreement and the Ancillary Agreements, constitutes the entire understanding of the parties hereto with respect to the subject matter hereof, superseding all negotiations, prior discussions and prior agreements and understandings relating to such subject matter. To the extent that the provisions of this Agreement are inconsistent with the provisions of any Ancillary Agreement, the provisions of such Ancillary Agreement shall prevail.

    Section 12.05. PARTIES IN INTEREST. Neither of the parties hereto may assign its rights or delegate any of its duties under this Agreement without the prior written consent of each other party. This Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective successors and permitted assigns. Nothing contained in this Agreement, express or implied, is intended to confer any benefits, rights or remedies under Articles IV, V and VI hereof upon any person or entity other than members of the ITGI Group and the Holding Group and the ITGI Indemnitees and the Holding Indemnitees and their respective successors and permitted assigns.

    Section 12.06. DISPUTES.

    (a) Resolution of any and all disputes arising from or in connection with this Agreement, whether based on contract, tort, statute or otherwise, including, but not limited to, disputes in connection with claims by third parties (collectively, "DISPUTES"), shall be subject to the provisions of this
Section 12.06; provided, however, that nothing contained herein shall preclude either party from seeking or obtaining (i) injunctive relief or (ii) equitable or other judicial relief to enforce the provisions hereof or to preserve the status quo pending resolution of Disputes hereunder.

    (b) Either party may give the other party written notice of any Dispute not resolved in the normal course of business. The parties shall thereupon attempt in good faith to resolve any Dispute promptly by negotiation between executives who have authority to settle the controversy and who are at a higher level of management than the persons with direct responsibility for administration of this Agreement. Within 20 days after delivery of the notice, the receiving party shall submit to the other a written response. The notice and the response shall include a statement of such party's position and a summary of arguments supporting that position and the name and title of the executive who will represent that party and of any other person who will accompany such executive. Within 45 days after delivery of the first notice, the executives of both parties shall meet at a mutually acceptable time and place, and thereafter as often as they reasonably deem necessary, to attempt to resolve the Dispute. All reasonable requests for information made by one party to the other will be honored.

    (c) If the Dispute has not been resolved by negotiation within 60 days of the first party's notice, or if the parties failed to meet within 45 days, the parties shall endeavor to settle the Dispute by mediation under the then current Commercial Mediation Rules of the American Arbitration Association.

    (d) If the Dispute has not been resolved within 180 days after delivery of the first notice under Section 12.06(b), either party may commence any litigation or other procedure allowed by law.

    Section 12.07. SURVIVAL. The rights and obligations under this Agreement shall survive the Distribution and Merger and any sale or other transfer by any member of Holding Group and/or the ITGI Group or any assignment or sale by them of any Assets or Liabilities.

    Section 12.08. SEVERABILITY. The provisions of this Agreement are severable and should any provision hereof be void, voidable or unenforceable under any applicable law, such provision shall not affect or invalidate any other provision of this Agreement, which shall continue to govern the relative rights and duties of the parties as though such void, voidable or unenforceable provision were not a part hereof.

    Section 12.09. GOVERNING LAW. This Agreement shall be construed in accordance with, and governed by, the laws of the State of New York, without regard to the conflicts of law rules of such state.

    Section 12.10. COUNTERPARTS. This Agreement may be executed in one or more counterparts each of which shall be deemed an original instrument, but all of which together shall constitute but one and the same Agreement.

    IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the day and year first above written.

                                JEFFERIES GROUP, INC.

                                By   /s/ CLARENCE T. SCHMITZ
                                     -----------------------------------------
                                     Name: Clarence T. Schmitz
                                     Title: Executive Vice President and CFO

                                JEF HOLDING COMPANY, INC.

                                By   /s/ JERRY M. GLUCK
                                     -----------------------------------------
                                     Name: Jerry M. Gluck
                                     Title: Secretary and General Counsel